As filed with the Securities and Exchange Commission on June 26, 2020

Registration Statement No. 333-238829

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

Amendment No. 2

to

FORM S-1
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933

GREENWICH LIFESCIENCES, INC.

(Exact name of registrant as specified in its charter)

Delaware	2834	20-5473709
(State or other jurisdiction of incorporation or organization)	(Primary Standard Industrial Classification Code Number)	(I.R.S. Employer Identification Number)

3992 Bluebonnet Dr, Building 14
Stafford, TX 77477
(832) 819-3232
(Address and telephone number of registrant’s principal executive offices)

Snehal Patel
Chief Executive Officer
Greenwich LifeSciences, Inc.
3992 Bluebonnet Dr, Building 14
Stafford, TX 77477
(832) 819-3232
(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Jeffrey J. Fessler, Esq. Nazia J. Khan, Esq. Sheppard, Mullin, Richter & Hampton LLP 30 Rockefeller Plaza New York, NY 10112-0015 Tel.: (212) 653-8700	Gregory Sichenzia, Esq. Darrin Ocasio, Esq. Sichenzia Ross Ference LLP 1185 Avenue of the Americas, 37th Floor New York, NY 10036 Tel.: (212) 930-9700

Approximate date of commencement of proposed sale to the public:
As soon as practicable after the effective date of this registration statement becomes effective.

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933 check the following box: ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐	Non-accelerated filer ☒	Smaller reporting company ☒
Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided to Section 7(a)(2)(B) of the Securities Act. ☐

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities to be Registered	Proposed Maximum Aggregate Offering Price(1)	Amount of Registration Fee(2)
Common Stock, par value $0.001 per share	$9,775,000	$1,268.80
Warrants to purchase common stock to be issued to the Underwriter(3)(4)	—	—
Common stock issuable upon exercise of warrants to purchase common stock to be issued to the Underwriter(3)(5)	$850,000	$110.33
Common Stock, par value $0.001 per share offered by the selling stockholders	$14,325,849	$1,859.50
Total:	$24,950,849	$3,238.63	*

(1)	Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(o) under the Securities Act of 1933, as amended. Includes shares of common stock that the underwriters have the option to purchase to cover over-allotments, if any.

(2)	Calculated pursuant to Rule 457(o) based on an estimate of the proposed maximum aggregate offering price of the securities registered hereunder to be sold by the registrant.

(3)	We have agreed to issue to the underwriters, upon closing of this offering, warrants to purchase 8% of the number of shares of common stock sold in this offering (excluding shares of common stock sold to cover over-allotments, if any). Resales of shares of common stock issuable upon exercise of the underwriter warrants are being similarly registered on a delayed or continuous basis. We have calculated the proposed maximum aggregate offering price of the common stock underlying the underwriter’s warrants by assuming that such warrants are exercisable at a price per share equal to 125% of the price per share sold in this offering.

(4)	No fee required pursuant to Rule 457(g).

(5)	Pursuant to Rule 416 under the Securities Act, there is also being registered hereby such indeterminate number of additional shares of common stock of the Registrant as may be issued or issuable because of stock splits, stock dividends, stock distributions, and similar transactions.

*	$3,050.30 was previously paid.

The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

EXPLANATORY NOTE

Greenwich LifeSciences, Inc. is filing this Amendment No. 2 (this “Amendment”) to its Registration Statement on Form S-1 (Registration Statement No. 333-238829) (the “Registration Statement”) to revise the Calculation of Registration Fee table. Accordingly, this Amendment consists only of the facing page, this explanatory note, the Calculation of Registration Fee table, Part II, Item 13 and the signature page. The remainder of the Registration Statement is unchanged and therefore has not been included in this Amendment.

PART II — INFORMATION NOT REQUIRED IN PROSPECTUS

Item 13. Other Expenses of Issuance and Distribution

The following table sets forth all expenses, other than the underwriting discounts and commissions, payable by the registrant in connection with the sale of the securities being registered. All the amounts shown are estimates except the SEC registration fee and the FINRA filing fee.

Amount to be paid
SEC registration fee	$3,239
FINRA filing fee	$4,025
The Nasdaq Capital Market initial listing fee	$75,000
Transfer agent and registrar fees	$10,000
Accounting fees and expenses	$40,000
Legal fees and expenses	$450,000
Printing and engraving expenses	$20,000
Miscellaneous	$4,811
Total	$607,075

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this Amendment No. 2 to Registration Statement on Form S-1 to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Stafford, State of Texas, on the 26th day of June, 2020.

GREENWICH LIFESCIENCES, INC.

By:	/s/ Snehal Patel
Snehal Patel
Chief Executive Officer and Director

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement on Form S-1 has been signed by the following persons in the capacities and on the dates indicated below.

Signature	Title	Date

/s/ Snehal Patel	Chief Executive Officer and Director	June 26, 2020
Snehal Patel	(Principal Executive Officer and Principal Accounting and Financial Officer)

*	Chief Medical Officer and Director	June 26, 2020
F. Joseph Daugherty

*	Director	June 26, 2020
David McWilliams

*	Director	June 26, 2020
Eric Rothe

*	Director	June 26, 2020
Kenneth Hallock

* By:	/s/ Snehal Patel
Snehal Patel, Attorney-In-Fact

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